INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ryder System, Inc.:

We consent to the use of our report dated March 8, 1996, which report is incorporated by reference in the Annual Report on Form 10-K of Ryder System, Inc. for the year ended December 31, 1995, which Form 10-K is incorporated by reference into this Registration Statement on Form S-8, for the Ryder System, Inc. Deferred Compensation Plan. Our report refers to a change in the method of accounting for charitable contributions in 1995 and the method of accounting for income taxes and for postretirement benefits other than pensions in 1993.

                                                     /s/ KPMG PEAT MARWICK LLP

Miami, Florida
January 10, 1997